Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 6

TO MASTER REPURCHASE AGREEMENT

This Amendment No. 6 to the Master Repurchase Agreement, dated as of ____June_ 21, 2021 (this “Amendment”), is by and among Angel Oak Mortgage, Inc. (“AOMI Seller” or a “Seller”), Angel Oak Mortgage Fund TRS (“AOMF Seller” or a “Seller”; and together with AOMI Seller, the “Sellers”), and Nomura Corporate Funding Americas, LLC (the “Buyer”).

RECITALS

The Buyer and the Sellers are parties to that certain Master Repurchase Agreement, dated as of December 6, 2018 (as amended by that certain Amendment No. 1 to the Master Repurchase Agreement, dated as of April 3, 2019, that certain Amendment No. 2 to the Master Repurchase Agreement, dated as of June 24, 2019, that certain Amendment No. 3 to the Master Repurchase Agreement, dated as of October 29, 2019, that certain Amendment No. 4 to the Master Repurchase Agreement, dated as of July 21, 2020 and that certain Amendment No. 5 to the Master Repurchase Agreement, dated as of December 4, 2020 the “Existing Repurchase Agreement”; as amended by this Amendment and as may be further amended, restated, supplemented and otherwise modified from time to time, the “Master Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Sellers have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon changes.

Accordingly, the Buyer and the Sellers hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

Section 1.   Amendments. The Existing Repurchase Agreement is hereby amended as follows:

1.1.     The definitions of “Change in Control”, “Financial Statements” and “Holdback Trigger Event” in Section 2 of the Existing Repurchase Agreement are each hereby amended by deleting the applicable definition in its entirety and replacing it with the following, each in the appropriate alphabetical order:

“Change in Control” shall mean:

(i)      any transaction or event as a result of which AOMI Seller ceases to directly own one hundred percent (100%) of AOMF Seller;

(ii)      the sale, transfer, or other disposition of all or substantially all of either Seller’s assets (excluding any such action taken in connection with any Capital Markets Rights transaction);

(iii)      Angel Oak Capital Advisors, LLC ceases to be the primary active manager of any Seller; or

(iv)      the consummation of a merger or consolidation of any Seller with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than fifty-one percent (51%) of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not owners of any Seller immediately prior to such merger, consolidation or other reorganization.

“Financial Statements” shall mean the consolidated financial statements of AOMI Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by a nationally recognized independent certified public accounting firm.

Holdback Trigger Event” shall mean, as of any date of determination, (i) AOMI Seller’s Net Asset Value (as such term is defined in the Pricing Side Letter) is less than the Holdback Net Asset Value Threshold or (ii) (x) the aggregate Repurchase Price of the RTL Mortgage Loans or CRE Bridge Mortgage Loans exceeds the Holdback Repurchase Trigger Amount and (y) the aggregate Holdback Amount is greater than the Holdback UPB Trigger Amount.

1.2.      The definitions of “Guarantor” and “Guaranty” in the Existing Repurchase Agreement are each hereby deleted in each of their entirety, and all references to such terms shall be inapplicable, but solely to the extent of such terms and the related obligations of the Guarantor. For the avoidance of doubt, all obligations of each Seller shall remain in full force and effect, except as specifically amended hereby.

1.3.      The representation and warranty set forth in Section 13(a)(vii) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(vii)      Financial Statements. AOMI Seller has heretofore furnished to Buyer a copy of its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2020 and the calendar quarter ended March 31, 2021, and the related consolidated statements of income and retained earnings and of cash flows for AOMI Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a nationally recognized accounting firm. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of AOMI Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis. Since March 31, 2021, there has been no material adverse change in the consolidated business, operations or financial condition of AOMI Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is AOMI Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect. AOMI Seller has, on March 31, 2021, no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of AOMI Seller except as heretofore disclosed to Buyer in writing.

1.4.        The representation and warranty set forth in Section 13(a)(xvi) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(xvi)      Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting either Seller or any of their Subsidiaries or affecting any of the Property of any of them before any federal or state court or before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000), (iii) which, individually or in the aggregate, if not cured or if adversely determined, could be reasonably likely to have a Material Adverse Effect or constitute an Event of Default, or (iv) relates to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

1.5.        The covenant set forth in Section 14(d) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(d)	Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and each Seller shall furnish to Buyer in connection with clauses (i) - (iv) below, via email to nomuracovenants@nomura.com, in a format reasonably acceptable to Buyer:

(i)      Within ninety (90) days after the last day of its fiscal year, each Seller’s unaudited balance sheet as of the end of such fiscal year, in each case presented fairly in accordance with GAAP;

(ii)      Within sixty (60) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of each Seller, each of the Sellers’ management certified Financial Statements, including a balance sheet, income statement and cash flow statement, each as of the end of such fiscal quarter and in each case presented fairly in accordance with GAAP;

(iii)      Within one-hundred and twenty (120) days after the last day of its fiscal year, commencing with the 2021 fiscal year, each of the Sellers’ Financial Statements for such fiscal year, presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized accounting firm;

(iv)      (A) Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (i)-(iii) above, a certificate of each Seller in form and substance acceptable to Buyer in its reasonable discretion, and certified by an executive officer of the respective Seller, and (B) quarterly, or simultaneously with the financial statements to be delivered pursuant to subsection (ii) above, an officer’s certificate of covenant compliance of each Seller certifying that the related Financial Statements are true and correct in all material respects;

(v)      Within fifteen (15) days after the end of each calendar month, a monthly servicing report of the related Servicer or Subservicer, in form and substance reasonably acceptable to Buyer;

(vi)      Two (2) Business Days prior to each Remittance Date, a monthly remittance report of the related Servicer or Subservicer, in form and substance reasonably acceptable to the Buyer;

(vii)      Within five (5) days after any material amendment, modification or supplement has been entered into with respect to the related Subservicing Agreement, a fully executed copy thereof, certified by the Seller;

(viii)      Within fifteen (15) days after the end of each calendar month, a monthly report listing Mortgage Loans held for each Seller that are not Purchased Assets;

(ix)      Any other material agreements, correspondence, documents or other information not included in an Underwriting Package which is related to either Seller or the Purchased Assets, as soon as possible after the discovery thereof by either Seller;

(x)      Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of each Seller and their Subsidiaries as Buyer may reasonably request;

(xi)      Within two (2) days after each sale of a Purchased Asset, a copy of the related purchase confirmation (which indicates the Purchased Asset sold, the date sold, the name of the purchaser and the purchaser price); and

(xii)      Access to the related Servicer’s or Subservicer’s online loan data site containing sale data, data tapes and other reports maintained by the related Servicer or Subservicer in accordance with the related Servicing Agreement or Subservicing Agreement.

(xiii)      Within fifteen (15) days after the end of each calendar month, a monthly report listing such month’s Delinquency Percentage and Repurchase Percentage (as each term is defined in the related MSR Purchase Agreement);

1.6.        The covenant set forth in Section 14(k) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(k)      Financial Condition Covenants. AOMI Seller shall comply with the Financial Condition Covenants set forth in the Pricing Side Letter.

1.7.        The covenant set forth in Section 14(w) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(w)      Reserved.

1.8.     The Event of Default set forth in Section 15(s) of the Existing Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

(s)      Financial Statements. AOMI Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of any Seller as a “going concern” or a reference of similar import; or

Section 2.   Conditions Precedent. This Amendment shall become effective as of the date hereof subject to Buyer’s receipt of (i) this Amendment and (ii) Amendment No. 5 to Pricing Side Letter, dated as of the date hereof, each executed and delivered by Sellers and Buyer and such other documents as Buyer may reasonably request.

Section 3.   Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Section 4.   Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered electronically. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures In Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

Section 5.   Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 6.   Governing Law AND WAIVER OF JURY TRIAL. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. THE PARTIES HERETO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused their name to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.

BUYER :

NOMURA CORPORATE FUNDING AMERICAS, LLC

By:	/s/ Jack Kattan
Name: Jack Kattan Title: Managing Director

[Amendment 6 to Master Repurchase Agreement (Nomura-AO (P2P))]

AOMI SELLER:

ANGEL OAK MORTGAGE, INC.

By:	/s/ Brandon Filson
Name: Brandon Filson Title: Chief Financial Officer

AOMF SELLER:

ANGEL OAK MORTGAGE FUND TRS,

By: Angel Oak Capital Advisors, LLC, not in its individual capacity but solely as the Administrator

By:	/s/ Dory Black
Name: Dory Black Title: General Counsel

[Amendment 6 to Master Repurchase Agreement (Nomura-AO (P2P))]